FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 7, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2018 Results

West Des Moines, Iowa, February 7, 2019 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2018	2017
Net income attributable to FBL Financial Group	$6,415	$103,980
Non-GAAP operating income(1)	18,826	23,003
Earnings per common share (assuming dilution):
Net income	0.26	4.15
Non-GAAP operating income(1)	0.75	0.92

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the fourth quarter of 2018 of $6.4 million, or $0.26 per diluted common share, compared to $104.0 million, or $4.15 per diluted common share, for the fourth quarter of 2017. Fourth quarter 2017 net income included a one-time benefit from the Tax Cuts and Jobs Act of 2017 of $81.2 million ($3.24 per share). Non-GAAP operating income(1) totaled $18.8 million, or $0.75 per common share, for the fourth quarter of 2018, compared to $23.0 million, or $0.92 per common share, for the fourth quarter of 2017. Full year 2018 net income totaled $4.15 per share and full year 2018 non-GAAP operating income totaled $4.36 per share. Fourth quarter 2018 earnings per share reflects:

•	Net realized losses on investments primarily due to a change in the fair value of equity securities and other-than-temporary impairments

•	Lower investment income due to a change in the fair value of derivatives

•
Negative impact of $0.24 per share from the offering of a voluntary early retirement program; this program supports ongoing expense savings efforts while providing eligible employees with enhanced retirement benefits

•
Increased benefit expenses totaling $0.17 per share due to updating the estimate of an immaterial error related to a closed block of life insurance business along with accrued interest associated with remediating the error

•	Higher amortization of acquisition costs in the Corporate and Other segment due to the negative impact of equity markets on separate account performance

•	Favorable mortality results in the Life Segment

•	The benefit of other investment-related income of $0.02 per share

Non-GAAP operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group fourth quarter net income of $0.26 per share and operating income of $0.75 per share reflect the impact of several items, including volatile equity markets and a charge related to ongoing expense savings. Even so, we reported a record $4.36 per share in full year non-GAAP operating income,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "Sales in the fourth quarter were strong, resulting in a five percent increase in life insurance premiums collected and a three percent increase in annuity premiums collected compared to the prior year quarter. We have a positive outlook in 2019 based on financial strength, a robust Farm Bureau Financial Services agent force, and enhanced distribution through the addition of Farm Bureau wealth management advisors. These factors empower us to fulfill our purpose of protecting livelihoods and futures."

Product Revenues Increase from 2017. Premiums and product charges for the fourth quarter of 2018 totaled $80.2 million compared to $75.8 million in the fourth quarter of 2017. Interest sensitive product charges increased 17 percent while traditional life insurance premiums were flat during the quarter. Premiums collected(2) in the fourth quarter of 2018 totaled $157.4 million compared to $153.7 million in the fourth quarter of 2017.

Investment Income of $84 Million in Fourth Quarter. Net investment income in the fourth quarter of 2018 totaled $83.9 million, compared to $107.3 million in the fourth quarter of 2017. This decrease is due to a change in the fair value of derivatives as well as lower investment yields and a decline in other investment-related income. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 5.13 percent for the year ended December 31, 2018 compared to 5.28 percent for the year ended December 31, 2017. At December 31, 2018, 98 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $156.0 million in the fourth quarter of 2018, compared to $153.4 million in the fourth quarter of 2017. Death benefits, net of reinsurance and reserves released, totaled $30.4 million in the fourth quarter of 2018, compared to $29.2 million in the fourth quarter of 2017. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Losses in the Fourth Quarter. In the fourth quarter of 2018, FBL Financial Group recognized net realized losses on investments of $9.6 million. This is attributable to realized gains on sales of $0.4 million, realized losses on sales of $1.3 million and unrealized losses on equity securities of $4.7 million. In addition, other-than-temporary impairments totaled $3.9 million.

Stock Repurchases. During the fourth quarter of 2018, FBL Financial Group repurchased 103,826 shares of its Class A common stock. FBL Financial Group has $40.9 million remaining under its current stock repurchase program.

Capital and Book Value. As of December 31, 2018, the book value per share of FBL Financial Group common stock totaled $47.78, compared to $55.12 at December 31, 2017. Book value per share, excluding accumulated other comprehensive income(3), totaled $44.09 at December 31, 2018, compared to

$43.68 at December 31, 2017. The December 31, 2018 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 552 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 8, 2019, at 9:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance and annuity products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Interest sensitive product charges	$30,624	$26,275	$122,789	$112,936
Traditional life insurance premiums	49,600	49,547	198,312	195,330
Net investment income	83,865	107,347	394,618	415,199
Net realized capital gains (losses)	(5,661)	—	(7,276)	599
Net other-than-temporary impairment losses recognized in earnings	(3,908)	(1,420)	(4,998)	(1,553)
Other income	4,116	3,689	16,181	15,400
Total revenues	158,636	185,438	719,626	737,911

Benefits and expenses:
Interest sensitive product benefits	59,626	63,661	253,753	251,878
Traditional life insurance benefits	41,860	44,826	175,209	173,023
Policyholder dividends	2,539	2,543	10,130	10,140
Underwriting, acquisition and insurance expenses	44,434	36,649	152,055	134,878
Interest expense	1,213	1,212	4,851	4,850
Other expenses	6,314	4,520	22,595	18,382
Total benefits and expenses	155,986	153,411	618,593	593,151
	2,650	32,027	101,033	144,760
Income taxes	2,812	72,000	(11,650)	39,983
Equity income (loss), net of related income taxes	998	(39)	4,439	2,590
Net income	6,460	103,988	93,822	187,333
Net income attributable to noncontrolling interest	(45)	(8)	(29)	(28)
Net income attributable to FBL Financial Group, Inc.	$6,415	$103,980	$93,793	$187,305

Earnings per common share - assuming dilution	$0.26	$4.15	$3.75	$7.47

Weighted average common shares	24,887,779	25,039,449	24,932,189	25,038,334
Effect of dilutive securities	9,762	17,087	12,412	19,111
Weighted average common shares - diluted	24,897,541	25,056,536	24,944,601	25,057,445

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Non-GAAP Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized non-GAAP operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Non-GAAP operating income equals net income attributable to FBL Financial Group adjusted to exclude the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of non-GAAP operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$6,415	$103,980	$93,793	$187,305
Adjustments:
Initial impact of the Tax Act(a)	—	(81,157)	(617)	(81,157)
Net realized gains/losses on investments(b) (c)	7,414	656	9,546	459
Change in net unrealized gains/losses on derivatives(b)	4,997	(476)	6,188	(2,549)
Non-GAAP operating income	$18,826	$23,003	$108,910	$104,058

Non-GAAP operating income per common share - assuming dilution	$0.75	$0.92	$4.36	$4.15

(a) Amount represents the change in deferred tax assets and liabilities due to the enactment of the Tax Cuts and Jobs Act of 2017.
(b) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.
(c) Beginning in 2018, the change in net unrealized gains/losses on equity securities is included as an adjustment to net income.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2018	December 31, 2017
Book value per share	$47.78	$55.12
Less: Per share impact of accumulated other comprehensive income	3.69	11.44
Book value per share, excluding accumulated other comprehensive income	$44.09	$43.68

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $91.3 million at December 31, 2018 and $285.0 million at December 31, 2017. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2018	December 31, 2017
Assets
Investments	$8,414,118	$8,620,243
Cash and cash equivalents	19,035	52,696
Deferred acquisition costs	418,802	302,611
Other assets	420,394	425,888
Assets held in separate accounts	561,281	651,963
Total assets	$9,833,630	$10,053,401

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,205,471	$7,050,465
Other policy funds, claims and benefits	615,177	634,128
Debt	97,000	97,000
Other liabilities	170,442	242,720
Liabilities related to separate accounts	561,281	651,963
Total liabilities	8,649,371	8,676,276

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,652	153,589
Class B common stock	72	72
Accumulated other comprehensive income	91,318	284,983
Retained earnings	937,097	935,423
Total FBL Financial Group, Inc. stockholders' equity	1,184,139	1,377,067
Noncontrolling interest	120	58
Total stockholders' equity	1,184,259	1,377,125
Total liabilities and stockholders' equity	$9,833,630	$10,053,401

Common shares outstanding	24,718,815	24,930,526

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